Exhibit 3.71

QUINTILES FEDERATED SERVICES, INC.

ARTICLES OF INCORPORATION

The undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

1.    The name of the corporation is Quintiles Federated Services, Inc.

2.    The corporation shall have authority to issue Ten Thousand (10,000) shares of common stock with $0.01 par value per share.

3.    The address of the initial registered office of the corporation in the State of North Carolina is 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, Durham County, North Carolina 27703, and the name of its initial registered agent at such address is John S. Russell.

4.    The address of the principal office of the corporation is 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, Durham County, North Carolina 27703

5.    The name and address of the incorporator is Miranda R. Yalcin, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

6.    A director of the corporation shall not be personally liable to the corporation or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under N.C. Gen. Stat. § 55-8-33; or (iii) any transaction from which the director derived an improper personal benefit. If the North Carolina Business Corporation Act is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7.    The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of August, 2002.

/s/ Miranda Yalcin
Miranda R. Yalcin, Incorporator
SMITH, ANDERS N, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P. 2500 First Union Capitol Center
Raleigh, North Carolina 27601

QUINTILES FEDERATED SERVICES, INC.

ARTICLES OF AMENDMENT

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation, Quintiles Federated Services, Inc. (the “Corporation”) hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Quintiles Federated Services, Inc.

2.    Article 1 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

“1.    The name of the corporation is QCare Site Services, Inc.”

3.    The foregoing amendment was proposed and recommended by the sole Director of the Corporation and approved and adopted by the sole shareholder of the Corporation in accordance with the provisions of Chapter 55 of the North Carolina General Statutes and the Corporation’s Articles of Incorporation. The date of adoption was August 15th, 2017.

4.    These articles will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of August, 2017.

QUINTILES FEDERATED SERVICES, INC.

By:	/s/ J. Stillman Hanson
Name:	J. Stillman Hanson
Title:	Assistant Secretary